Exhibit (h)(4)

SHARED SERVICES AGREEMENT

This Shared Services Agreement (the “Agreement”) is made as of October 9, 2026 (the “Effective Date”) between Vigilant Distributors, LLC, a Pennsylvania limited liability company (“Vigilant Distributors”), and Clearlake Capital Group, L.P., a Delaware limited partnership (the “Firm” and, collectively with its direct and indirect investment advisory subsidiaries, the “Clearlake Group”). Vigilant Distributors and the Firm are referred to collectively as the “Parties.”

RECITALS

WHEREAS, Vigilant Distributors is a licensed broker-dealer, registered and in good standing with the United States Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”) and has FINRA membership agreement permissions sufficient to permit its registered representatives to market registered investment company and privately offered pooled investment vehicles including those exempt from registration under Section 506(b) (“Private Funds”) (collectively “Products”);

WHEREAS, the Firm is a SEC-registered investment adviser that, directly and indirectly through its subsidiaries, provides investment management services to registered investment companies and private funds and employs individuals that provide marketing and sales of its investment strategies and Products to broker-dealers, registered investment advisers, family offices, private banks, consultants, financial services platforms, financial advisers and similar financial intermediaries (“Financial Intermediaries”) that may have customers interested in purchasing shares or interests of registered funds or Private Funds (collectively, the “Funds”) and directly to institutional investors (excluding, for the avoidance of doubt, via retail channels) interested in purchasing shares or interests of the Funds (“Institutional Investors”);

WHEREAS, certain employees of the Clearlake Group wish to become independent contractor registered representatives of Vigilant Distributors (who shall enter into a contract via Schedule B, which may be amended from time to time with the agreement of the Parties – such individuals being referred to as the “Contractors”) and the Firm wishes to open and operate (to the extent appropriate within the applicable licensure of the Contractors) a Branch Office of Vigilant Distributors located at 18575 Jamboree Road, 7th Floor, Irvine, CA 92612 (the “Branch”) and/or an alternative location or locations as may be required (the “Alternative Branches”) (collectively, the “Branches”). Each of the Contractors will be (or will become, before commencing work that requires a securities/brokerage industry license) an appropriate licensed registered representative of Vigilant Distributors;

WHEREAS, the Firm requests that Vigilant Distributors cause various employees of the Clearlake Group to become and remain registered representatives and/or have a Form U4 filed associated persons and to be supervised from the Branches;

WHEREAS, for each RR (as defined below), Vigilant Distributors’ registration of such person as a RR of Vigilant Distributors will be: (a) subject to a satisfactory outcome from an internal hiring review consistent with FINRA Regulatory Notice 07-55 and Vigilant Distributors’ written supervisory procedures, and (b) subject to the signature of the RR of a mutually agreeable at-will employment or independent contractor or similar agreement in the form of Schedule B, whereby among other things, the signatory individual agrees that he or she has reviewed and will strictly abide by Vigilant Distributors’ written supervisory procedures; and

WHEREAS, Vigilant Distributors has agreed to provide the services of this Agreement, as of the Effective Date of this Agreement, and during the existence of this Agreement, to supervise the Branch and/or Alternative Branches (subject to the overall supervision of Vigilant Distributors’ Chief Compliance Officer or his designees).

AGREEMENT

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

SECTION 1. DUTIES OF VIGILANT DISTRIBUTORS.

(a)	Subject to the terms of this Agreement, Vigilant Distributors shall:

(i)

At the request of the Firm, carry the registered representative or principal license of certain employees of the Clearlake Group who will service or assist in the marketing of the Funds (such registered representatives and registered principals, the “Registered Reps” or “RRs”) to Financial Intermediaries and Institutional Investors;

(ii)

With the cooperation of the Firm and the Registered Reps, cause the Registered Reps to be registered and qualified as appropriate with the SEC, FINRA, and any appropriate State securities regulators as “associated persons” of Vigilant Distributors within the meaning of Section 3(a)(18) of the Securities Exchange Act of 1934, as amended;

(iii)

Monitor compliance of Registered Reps with: (1) applicable securities laws, ordinances, rules, regulations, and interpretations (“Applicable Laws”) and (2) Vigilant Distributors’ manuals, rules, procedures and instructions (“Vigilant Distributors Procedures”), in each case as in effect from time to time;

(iv)	Inspect and review each Branch consistent with FINRA Rule 3110;

(v)

Promptly provide: (A) a compliance manual to each RR and any updates thereto; (B) training of each RR with regard to compliance and permissible practices; and (C) appropriate materials related to the firm and regulatory elements of the continuing education program, including notification and monitoring of RR participation; and

(vi)	Notify the Firm if any Registered Rep is terminated by Vigilant Distributors for any reason.

(b)	Vigilant Distributors’ obligation hereunder to register, qualify and hold the license of any Registered Rep shall be subject to the following:

(i)	Registered Reps must have and maintain all appropriate licenses with FINRA;

(ii)

Registered Reps must not have been or currently be subject to, or threatened with, any material (in Vigilant Distributors’ reasonable discretion) customer complaint or sanction by FINRA, the SEC, any State Securities regulator or any law enforcement agency or other party;

(iii)	Registered Reps must agree to materially comply with all Applicable Laws and Vigilant Distributors Procedures; and

(iv)

Each Registered Rep and Vigilant Distributors must enter into an Agreement in substantially the same form as attached hereto as Schedule B or such other form as the Parties may agree (a “Rep Agreement”).

(c)

The services of Vigilant Distributors under this Agreement are not to be deemed exclusive, and nothing herein contained shall prevent Vigilant Distributors from entering into like arrangements with other parties.

SECTION 2. DUTIES OF MARKETER

(a)

Because each Registered Rep is an employee of a member of the Clearlake Group, the Firm shall implement commercially reasonable policies and procedures to help ensure that with respect to the Registered Reps’ activities as a registered representative of Vigilant Distributors:

(i)	Registered Reps engage only in activities permitted by Vigilant Distributors; and

(ii)

Registered Reps comply with their obligations under their respective Rep Agreements and with all Applicable Laws and Vigilant Distributors Procedures, as well as the Investment Advisers Act of 1940, as amended, and other laws and regulations that pertain to the business of the Clearlake Group.

(b)

the Firm shall furnish to Vigilant Distributors any information reasonably requested by Vigilant Distributors that is required for Vigilant Distributors to perform its duties under this Agreement except where prohibited by Applicable Law.

(c)

the Firm shall maintain either a branch office, a supervisory branch office or an office of supervisory jurisdiction, as Vigilant Distributors in its sole discretion shall deem appropriate, the Branch, and such Alternative Branches as required, at such location mutually agreed between the Parties, and provide a FINRA Series 24 or Series 26 registered principal (a “Supervising Principal”) to supervise the Branch. Registered Reps at other locations will be assigned to the Branch. If at any time the Firm does not have a required Supervising Principal, the Firm shall promptly notify Vigilant Distributors, and will use its best efforts to obtain or replace the required Supervising Principal within ten (10) days of the Initial Supervising Principal’s or a former Supervising Principal’s departure, or Firm shall be subject to the On-site Supervision Fee, as outlined in Schedule A.

(d)

the Firm shall ensure that Registered Reps in all offices deemed to be non-branch branches attend in-person compliance meetings at the Branch or via electronic means as permitted by Vigilant Distributors’ Compliance Department.

(e)

the Firm shall not permit any employee or agent of the Firm that is not a Registered Rep to effect securities transactions for the offering of shares or interests of the Funds, which shall not, for the avoidance of doubt, include ministerial or administrative activities in support of permitted Registered Rep activities or that otherwise would not require registration as a registered representative of a broker-dealer.

(f)

the Firm agrees that Registered Reps are subject to all securities related disciplinary proceedings of Vigilant Distributors or any applicable regulatory body, solely to the extent arising out of such Registered Rep’s activities as a registered representative of Vigilant Distributors.

(g)

the Firm will dismiss, suspend or remove from securities sales activities any Registered Rep whom the SEC, FINRA or state securities administrator bars or suspends from being associated with Vigilant Distributors or any other broker-dealer.

(h)

the Firm represents that all Registered Reps are required to report their personal securities transactions to the Clearlake Group pursuant to the Code of Ethics or insider trading policy of the Clearlake Group, via the Firm’s ComplySci platform (to which Vigilant Distributors will have access with respect to the reportable securities transactions of such Registered Reps). The Firm represents that it will use commercially reasonable efforts to promptly inform Vigilant Distributors should any Registered Rep materially violate the Code of Ethics or insider trading policy of the Clearlake Group to the extent that such violation would be a disclosable event on the Registered Rep’s Form U4 or reportable by Vigilant Distributors pursuant to FINRA Rule 4530.

(i)	the Firm shall provide Vigilant Distributors with (or cause Registered Reps to provide):

(i)

notification if any Registered Rep is no longer required to report their personal securities transactions to the Clearlake Group pursuant to the code of ethics or insider trading policy of the Clearlake Group or the Clearlake Group’s termination or disciplining of such Registered Rep; and

(ii)	access to Registered Rep reportable securities records under the code of ethics or insider trading policy of the Clearlake Group, upon Vigilant Distributors’ reasonable written request.

If any Registered Rep does not report his or her personal securities transactions to the Firm pursuant to the Firm’s Code of Ethics or insider trading policy, the Firm agrees to identify such Registered Representative to Vigilant Distributors and ensure that such Registered Representative forwards duplicate statements to Vigilant Distributors’ Compliance Department. Such securities reporting shall be conducted, on the Compliance Science Platform (or other such mutually agreed upon platform) for an additional fee, payable by the Firm to Compliance Science, as described in the separate Compliance Science Platform Agreement executed by the Firm.

(j)

the Firm shall provide Vigilant Distributors access to a mutually agreed upon vendor utilized by the Clearlake Group to retain and capture all Registered Rep e-mails pursuant to the rules and regulations of the SEC and FINRA. The Firm shall not be required to provide Vigilant Distributors with any information to the extent that doing so would reasonably be expected to waive attorney-client privilege, attorney work product protection, or any other applicable legal privilege or protection, or would be prohibited by applicable law, regulation or legal process. Any cost associated with this access and review shall be paid by the Firm.

SECTION 3. REGISTERED REPS

(a)

Vigilant Distributors may terminate or suspend as an “associated person” of Vigilant Distributors any Registered Rep who does not continue to comply with the standards set forth in Section 1(b) of Schedule B or who is barred from association with any other registered broker-dealer. The Firm acknowledges and agrees that (i) the SEC, FINRA, or any state securities regulators may bar or suspend from association with Vigilant Distributors or any other broker-dealer a Registered Rep; and (ii) that Vigilant Distributors shall have no obligation to the Firm to contest any such action. The Firm further agrees that the Firm will dismiss, suspend or remove from securities sales activities any Registered Rep whom the SEC, FINRA or state securities administrator, or Vigilant Distributors bars or suspends from being associated with Vigilant Distributors or any other broker-dealer.

SECTION 4. FEES AND PAYROLL SERVICES

(a)

In consideration of the services provided by Vigilant Distributors pursuant to this Agreement, the Firm hereby agrees to pay Vigilant Distributors the fees set forth in Schedule A hereto and incorporated herein by reference (and subject to increase or decrease in accordance with any subsequent written agreement between the Parties) (the “Fee”). Unless otherwise noted, all fees are billed on a monthly basis, are payable in advance, and are due on or before the 1st day of each calendar month.

(b)

Registered Reps will not receive any form of compensation from Vigilant Distributors, besides commissions actually received, and Vigilant Distributors will have no obligation to reimburse any expenses incurred by any Registered Rep. Nothing herein shall obligate Vigilant Distributors to make payment to the Firm or RRs unless Vigilant Distributors has received such funds from such other parties, and Vigilant Distributors has received its fees due.

(c)

All Registered Rep, FINRA fees, and other supervisory or regulatory fees are due by check, ACH, or wire before Vigilant Distributors is required to register any person or entity. Vigilant Distributors will provide an invoice setting forth such amounts due. These amounts are non-refundable.

SECTION 5. ACCESS

Vigilant Distributors’ compliance and supervisory personnel and representatives of state and federal regulatory authorities and of any other entity having jurisdiction over the operations of Vigilant Distributors, including, but not limited to, the SEC, FINRA and state securities regulators, shall have unimpeded access to the Registered Rep office locations during the Firm’s normal business hours and to all records maintained in connection with the activities of the Registered Rep; provided, however, that such access is subject to security requirements of the Firm, to attorney-client privilege, or attorney work product and to applicable state and federal law.

SECTION 6. CERTAIN REPRESENTATIONS AND WARRANTIES OF FIRM

The Firm represents and warrants to Vigilant Distributors that:

(a)	the Firm has full power and authority to enter into this Agreement; and

(b)	this Agreement has been duly authorized and is binding upon the Firm;

(c)	this Agreement has been signed by the Firm and by a person who is duly authorized to do so; and

(d)	the terms herein do not violate any term or condition of any document binding upon or affecting the Firm.

SECTION 7. CERTAIN REPRESENTATIONS AND WARRANTIES OF VIGILANT DISTRIBUTORS

Vigilant Distributors represents and warrants to the Firm, that:

(a)	Vigilant Distributors has full power and authority to enter into this Agreement;

(b)	this Agreement has been duly authorized and is binding upon Vigilant Distributors;

(c)	this Agreement has been signed by Vigilant Distributors and by a person who is duly authorized to do so;

(d)	the terms herein do not violate any term or condition of any document binding upon or affecting Vigilant Distributors;

(e)

Vigilant Distributors is a licensed broker-dealer, registered and in good standing with the SEC and FINRA and has FINRA membership agreement permissions sufficient to permit its registered representatives to market the Products; and

(f)	Vigilant Distributors has adopted and implemented policies and procedures reasonably designed to comply with Applicable Law.

SECTION 8. COMPLIANCE

(a)

Subject to the terms set forth in Section 2(c), the Firm agrees to maintain a Supervising Principal at Branch offices, and to cooperate with Vigilant Distributors compliance reviews which Vigilant Distributors conducts in its discretion.

(b)

Notwithstanding anything to the contrary in this Agreement, Vigilant Distributors or the Firm or any of their affiliates, shall not be required to engage in any activities prohibited by state or federal law or regulation. In the event that either the Firm or Vigilant Distributors violates or is deemed to be in violation of any federal or state law, statute, ordinance, rule or regulation now or hereafter in effect which relates to this Agreement or to the services to be performed hereunder, each other party if so requested, agrees to reasonably assist the party in violation in taking appropriate measures to discontinue the illegal activity and to bring itself into compliance with said law, statute, ordinance, rule or regulation.

SECTION 9. CONFIDENTIALITY

(a)

The Firm acknowledges that in the course of its engagement with Vigilant Distributors, the Firm may have access to and become familiar with various trade secrets and other proprietary information relating to the business of Vigilant Distributors, including, without limitation, financial data, business projections and forecasts, marketing studies, profits, costs, business systems, methods and techniques, valuation methods and models, compensation methods and programs, scientific, engineering and technical know-how, compilations of information, records, sales procedures, pricing and bidding techniques, client lists and data, computer programs and software, source codes, and other computer materials and data, whether in paper, electronic or other form and whether oral or written, which are owned or controlled by Vigilant Distributors and are and will be used in the operation of Vigilant Distributors’ business (all or any of which is herein referred to as the “Confidential Information”). Confidential Information does not include any of the foregoing items which has been made generally available to the public and become publicly known through no wrongful act of the Clearlake Group or other individual employed by the Clearlake Group owing a duty of confidentiality to Vigilant Distributors or the Clearlake Group.

(b)

The Firm agrees that it will not, either directly or indirectly (except as required in the course of the Firm’s engagement with Vigilant Distributors), use, disclose or disseminate to any other person, lecture upon, publish articles concerning, or otherwise employ any of the Confidential Information, except to the extent required by law, rule, regulation, court order, or regulatory authority.

(c)

Vigilant Distributors understands and acknowledges that Vigilant Distributors will be in receipt of confidential information relating to the Clearlake Group and its business. Such information may be subject to confidentiality and non-disclosure agreements with such clients with respect to such information. Vigilant Distributors hereby agrees that it will not, either directly or indirectly (except as required in the course of the Firm’s engagement with Vigilant Distributors), use, disclose or disseminate to any other person, lecture upon, publish articles concerning, or otherwise employ any such confidential information, except to the extent required by law, rule, regulation, court order, or regulatory authority. Such information will no longer be considered confidential, at the latest, three years after the termination of this Agreement.

(d)

It is agreed that “clients” under the contemplated engagements shall not be considered the “property” of Vigilant Distributors. The Clearlake Group’s records as to the Clearlake Group’s clients shall, should this Agreement be terminated, be the property of the Firm. Notwithstanding the above, should the Agreement be terminated, Vigilant Distributors may retain originals or duplicates of all records as may be required by applicable rules, regulations, or internal record retention policies (provided that the Firm, or such other FINRA member broker-dealer as the Firm may designate, is also provided a copy or original of same).

SECTION 10. TERM AND TERMINATION

This Agreement shall continue in force from the Effective Date and may be terminated by either party upon sixty (60) days written notice; provided, however, that this Agreement may be terminated by the Firm immediately upon written notice to Vigilant Distributors (a) if Vigilant Distributors ceases to be registered, licensed or qualified as required to permit Registered Reps to market Products as contemplated under this Agreement, or if any such registration, license or qualification is suspended, revoked, withdrawn, terminated or otherwise not in full force and effect or (b) upon the occurrence of a Cause Event with respect to Vigilant Distributors or any of its employees or agents.

For the purposes of this Section 10, “Cause Event” means (i) fraud or willful misconduct; (ii) a conviction of (or plea of guilty or nolo contendere with respect to) any criminal act pertaining to broker dealer activities; (iii) a material violation of Applicable Laws.

In addition to the rights of the parties hereto to terminate this Agreement pursuant to this Section 10, solely to the extent any fees paid or payable hereunder are in respect of any plan (a “Distribution and Servicing Plan”) adopted and operated by a registered investment company (“RIC”) that complies with Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Agreement shall remain in effect for not more than a year, and thereafter for successive annual periods only so long as such continuance is specifically approved by the RIC’s trustees at least annually in conformity with any applicable Distribution and Servicing Plan and the 1940 Act; provided, however, that such continuance is subject to termination, at any time, without the payment of any penalty, by vote of a majority of the RIC’s trustees who are not “interested persons,” as defined in the 1940 Act, of the RIC and who have no direct or indirect financial interest in the operation of such Distribution and Servicing Plan or this Agreement or by vote a majority of the outstanding voting securities of the RIC, on not more than 60 days’ written notice to the parties to this Agreement.

SECTION 11. MISCELLANEOUS

(a)

This Agreement will bind and be for the benefit of the Parties to the Agreement and their successors and permitted assigns, provided that this Agreement may not be assigned by either Party without the consent of the other Party.

(b)

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles. The parties hereby consent to the exclusive jurisdiction of the courts of the State of Delaware or the Federal courts of the United States located in the State of Delaware, in any suit, action or proceeding arising out of or relating to this Agreement.

(c)

If any provision of this Agreement is or should become inconsistent with any law or rule of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement, the provision will be deemed to be rescinded or modified in accordance with any such law or rule.

(d)

No term or provision of this Agreement may be waived or changed except in writing signed by the party against whom such waiver or change is sought to be enforced, except for Schedule C, which shall be updated from time to time via email exchange between the Firm and Vigilant Distributors.

(e)

This Agreement may be executed in any number of counterparts (including facsimile signature), and each of such counterparts shall, for all purposes, constitute one agreement binding on both Parties, notwithstanding that both Parties are not signatories to the same counterpart.

(f)

Invoices for fees and expenses due to Vigilant Distributors hereunder and as set forth in Schedule A hereto shall be sent by Vigilant Distributors to the address furnished herein or to the Address provided by the Individual Signatory to Schedule B unless and until changed by the Firm (the Firm to provide reasonable advance notice of any change of billing address to Vigilant Distributors).

SECTION 12. INDEMNIFICATION

(a)

The Firm hereto agrees to indemnify and hold harmless Vigilant Distributors and its employees and agents against any actions, suits, losses, claims, damages, or liabilities (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) to which it may become subject as a result or in connection with this Agreement or the actions of personnel of the Firm acting as registered representatives of Vigilant Distributors, except as a result of the gross negligence, willful misconduct or bad faith of Vigilant Distributors or any of its personnel, as determined in a final judgement by a court of competent jurisdiction.

(b)

Notwithstanding anything in this Agreement to the contrary, in no event shall either party hereto be liable to the other party or any other person or entity for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value.

(c)	The foregoing provisions of indemnity shall survive the termination of this Agreement and shall in no respect limit or restrict any other remedies which may be available to an indemnified party.

SECTION 13. FORCE MAJEURE

No party to this Agreement shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, pandemics, insurrection, war, riots or failure of the mails or any transportation medium, communication system or power supply; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

SECTION 14. NOTICES

Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below (with copy to the emails noted below, which emails shall not by itself be deemed to be delivery of such notice) unless and until changed by Vigilant Distributors or the Firm, as the case may be. Notice shall be given to each party at the following addresses:

To Vigilant Distributors:

Vigilant Distributors, LLC

Attention: Patrick Chism

223 Wilmington West Chester Pike, Suite 216

Chadds Ford, PA 19317

Email: [***] & [***]

To the Firm:

Clearlake Capital Group, L.P.

Attn: Fred Ebrahemi, Chief Operating Officer

233 Wilshire Blvd, Suite 800

Santa Monica, CA 90401

Email: [***]

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This Agreement is entered into as of the date first above set forth.

VIGILANT DISTRIBUTORS, LLC

By:	/s/ Patrick Chism
Name:	Patrick Chism
Title:	CEO

CLEARLAKE CAPITAL GROUP, L.P.

By:	/s/ Fred Ebrahemi
Name:	Fred Ebrahemi
Title:	Chief Operating Officer